EXHIBIT 10.1

October 3, 2005

Mr. Donald Vrana

5522 South 170th Street

Omaha, Nebraska 68135

Dear Don:

It is a real pleasure for me to extend an offer of employment to you. PBS&J takes great pride in our quality professional staff, and we can only sustain that reputation by attracting persons of your caliber into our firm. It is within that context that PBS&J wishes to extend the following:

1.	We offer you the position of Chief Financial Officer and Treasurer, working out of our Tampa office and reporting to me. Your reputation and experience, coupled with this positions duties and responsibilities also warrant that you be a Director and Officer in the company. As our CFO and Senior Vice President, your duties include but are not limited to:

•	The financial management of The PBSJ Corporation and subsidiaries, under the general guidance of the CEO and the Board of Directors
•	Directing Corporate Finance, overseeing treasury, accounting and collections function and responsible for accounts payable, financial controls and statements, compliance with SEC Regulations and the Sarbanes Oxley Act of 2002 and tax filings.
•	Overseeing Region and District financial administration throughout the company.
•	Strategic planning the capital budgeting and investment decision-making process.
•	Arranging external financing as well as managing financial risk and pension management.
•	Responsible for company-wide accounting policies and procedures complying with uniformly maintained accounting records consistent with GAAP, and in accordance with federal laws and regulations governing such practices and procedures.

2.	We will nominate you as a member of the Board of Directors of the company at the earliest possible date. Board membership requires approval by the Board of Directors of PBS&J’s parent company, The PBSJ Corporation.

3.	Your monthly salary will be $20,833.33 ($250,000 annualized.) Performance evaluations are conducted twice a year, with an annual review for salary increase in January of 2007.

4.	PBS&J will pay a $50,000.00 cash hiring bonus (less tax obligations), payable in quarterly payments during your 1st year of employment. Company policy requires that the amount paid to you be repaid to the firm in the event you voluntarily terminate your employment within two years.

5.	You will also receive a stock bonus upon hire, which includes 5,000 shares of five (5) year restricted stock. Last year’s value was $27.00 per share. We will shortly be in the valuation process for Fiscal Year ‘05 which will end 9/30/05. Upon maturity of the restriction, there will be personal tax obligations associated with this incentive.

6.	In consideration of your unique talents as well as this position’s value to the firm, we will provide an extra week (40) hours of Paid Time Off (PTO) to the amount established by our policy (3 weeks). This will be in effect until such time as you reach your fifth anniversary, when four weeks of PTO is the official corporate standard.

Mr. Donald Vrana

October 3, 2005

7.	Our firm prides itself on “giving back” to our shareholder employees through a comprehensive Incentive Plan Bonus Plan. This plan is dependent on our annual firm wide success, and rewards select key individuals who contribute to that success. Eligibility requires you be employed as of January prior to nomination and is based on exemplary performance and significant achievement. In the meantime, you are eligible for an appropriate discretionary bonus based on merit during your 1st year of employment.

8.	PBS&J will provide two (2) house-hunting trips of three (3) days in duration for you and your spouse. The PBS&J hiring office will assist as necessary in coordinating visits with local realtors, etc.

9.	You will be provided with a company vehicle allowance up to a maximum monthly lease payment of $700 plus taxes. A notebook computer, cell phone and Blackberry will also be provided for your use.

10.	PBS&J will pay customary and appropriate moving expenses for your move from Omaha, Nebraska to the Tampa Bay area of Florida. Please call our Recruiting and Relocation Manager, Joni Freedman, at 800-477-7275, to arrange for the move. Company policy requires that this expense be repaid to the firm in the event you voluntarily terminate your employment with us within one year of your hire or relocation date.

11.	PBS&J will pay membership dues for approved technical and professional organizations, as well as a club membership for entertainment purposes reasonable and appropriate to your position with PBS&J.

12.	You will be reimbursed for all approved entertainment and other business expenses incurred by you for PBS&J activities.

13.	Coverage under our comprehensive flexible insurance benefits program begins on the first day of employment. The flexibility of this program allows you to select those insurance options that fit your individual or family needs.

14.	You will be eligible to participate in the PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust, which allows 401(k) contributions and rollovers from other qualified plans. The Plan also has an Employee Stock Ownership Plan (ESOP) feature that allows participants to share in the rewards of owning Company stock. After your first paycheck, AMVESCAP, our retirement plan provider, will mail the enrollment package to your home.

15.	In compliance with the Immigration Reform and Control Act, this offer is contingent upon your ability to satisfactorily complete the Immigration Form I-(and to present required documentation (US Passport, drivers license, Social Security Card, etc.

16.	Per company policy, this employment offer is contingent upon PBS&J obtaining a satisfactory background screening and driving record report. To that end, we are enclosing the necessary forms: “A Summary of Your Rights under the Fair Credit Reporting Act” and the “Disclosure & Authorization Statement” form, as well as the “Use of Company Vehicles” form. Please complete and sign the two forms and return in the envelope provided.

17.	As you know, we will pay for search firm fees. Per company policy you will be asked to sign a reimbursement agreement to repay this amount, should you voluntarily leave our firm prior to one year of employment.”

Mr. Donald Vrana

October 3, 2005

18.	We will consider you a valuable senior leader within our firm, and as such will require you not to hold an interest, directly or indirectly in any form, fashion or manner, as partner, officer, consultant, advisor or employee, or in any other form or capacity in any business which PBS&J reasonably determines to be competitive with its business. Additionally, you will agree to not hold shares of stock in any such company unless it is a publicly traded company.

19.	We would like to set an appropriate start date during the month of October, preferably as soon as feasible.

20.	Considering the schedule you will have alternating between Miami and Tampa for the short run, we will assist in providing temporary living arrangements for you, until your family is able to join you here in Tampa.

21.	If you are terminated without cause or for reasons related to change in control within two years of your start date, you will be paid a lump sum equal to your base salary for the number of months remaining in such two-year period (provided however that if termination occurs within the last six months of such two-year period, the severance will be a lump sum equal to six months base salary). If you are terminated without cause or for reasons related to change in control after such two-year period, you will be paid severance in a lump sum equal to six months base salary.

22.	It is agreed that you and your wife will be coming to Tampa on Thursday, leaving on Saturday, to allow her some time to see the area and perhaps look for housing.

Don, you have made a very favorable impression on all those you met. Having you as a part of our key leadership is our goal. You will be in a position to play an integral role in the evolution of our firm, not only from oversight of the financial realm, but as a key figure as our firm enters new heights in our profession.

We look forward to your decision in favor of joining PBS&J, and I personally look forward to working with you as a member of our team. If you are in agreement of the above terms, which I hope is indicative of how highly we regard your position in this company, please sign a copy of this letter where indicated, and return it to me.

Sincerely,

John B. Zumwalt, III, PE

Chairman and Chief Executive Officer

cc: Todd Kenner, Judith Squillante, Joni Freedman

Donald Vrana

Date